Exhibit 5


                  Brown Raysman Millstein Felder & Steiner LLP
                        120 West 45th Street, 20th Floor
                            New York, New York 10036
                                 (212) 944-1515




                                                January 7, 1998


Siebert Financial Corp.
885 Third Avenue, Suite 1720
New York, New York  10022

                  Re: REGISTRATION STATEMENT ON FORM S-8 OF SIEBERT FINANCIAL CORP. (THE "COMPANY")

Gentlemen:

         We have examined the Registration Statement on Form S-8 relating to the 1997 Restricted Stock Award Plan of Siebert Financial Corp. (the "Plan") to be filed by the Company with the Securities and Exchange Commission on or about January 7, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 15,000 shares of the Common Stock, par value $.01 per share, of the Company (the "Common Shares"). We have examined such corporate records, agreements and other instruments and documents as we have deemed necessary as a basis for the opinion hereinafter expressed.

         Based upon the foregoing and having regard to legal considerations which we deemed relevant, we are of the opinion that up to 15,000 Common Shares to which the above-mentioned Registration Statement relates, and which may be issued by the Company, are duly authorized and, when issued by the Company in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendment thereto, and the Prospectus relating thereto.

                                      Very truly yours,

                                      BROWN RAYSMAN MILLSTEIN FELDER
                                          & STEINER LLP